Exhibit 99.1

               Equinix Announces Review Relating to Stock Options

    FOSTER CITY, Calif.--(BUSINESS WIRE)--June 12, 2006--Equinix, Inc. (Nasdaq:EQIX) today announced the Company has initiated an independent review by the audit committee of the Board of Directors to review the Company's historical stock option practices and related accounting. The Company requested the internal review following the release of a third party report regarding the timing and pricing of stock option grants at a large number of public companies. Independent counsel and advisors are assisting the audit committee with this review.
    The Company also announced that subsequent to the initiation of this review, it received an informal inquiry from the Securities and Exchange Commission relating to stock option grants and practices. The letter from the SEC states that the inquiry should not be construed as an indication by the SEC or its staff that any violation of law has occurred, or as an adverse reflection upon any person, entity or security. The Company intends to cooperate fully with the SEC.

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any review of past stock option grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports and registration statement on Form S-3 filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Media)
             dave@kfcomm.com